EXHIBIT 99.1

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES $10.0 MILLION FINANCING

SAN DIEGO, CA – June 1, 2005 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ: HEPH) today announced that it has entered into a subscription agreement with a single institutional investor to raise $10.0 million in gross proceeds through the sale of common stock and warrants. The Company has agreed to sell a total of 1,333,333 shares of its common stock at $7.50 per share and to issue a four-year warrant to purchase up to an additional 266,667 shares of common stock at an exercise price of $10.00 per share. The closing of the transaction is scheduled to occur on or before June 3, 2005.

Rodman & Renshaw, LLC acted as placement agent for the transaction.

A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from Corporate Secretary, Hollis-Eden Pharmaceuticals, Inc., 4435 Eastgate Mall, Suite 400, San Diego, California 92121.

This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Hollis-Eden

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases.

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Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333